NOTICE TO SHAREHOLDERS

Vanguard Strategic Equity Fund Series 1

At a special meeting of shareholders on December 3, 2002, fund shareholders approved the following proposals:

o ELECT TRUSTEES FOR THE FUND.* The individuals listed in the table below were elected as trustees for the fund. All trustees served as trustees to the fund prior to the shareholder meeting.

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            TRUSTEE                   FOR          WITHHELD     PERCENTAGE FOR
-------------------------------- --------------- ------------- -----------------
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John J. Brennan                  3,117,824,410   76,410,619        97.6%
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-------------------------------- --------------- ------------- -----------------
Charles D. Ellis                 3,118,174,511   76,060,517        97.6
-------------------------------- --------------- ------------- -----------------
-------------------------------- --------------- ------------- -----------------
Rajiv L. Gupta                   3,111,678,512   82,556,516        97.4
-------------------------------- --------------- ------------- -----------------
-------------------------------- --------------- ------------- -----------------
JoAnn Heffernan Heisen           3,119,254,807   74,980,222        97.7
-------------------------------- --------------- ------------- -----------------
-------------------------------- --------------- ------------- -----------------
Burton G. Malkiel                3,110,768,029   83,467,000        97.4
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-------------------------------- --------------- ------------- -----------------
Alfred M. Rankin, Jr.            3,118,430,268   75,804,760        97.6
-------------------------------- --------------- ------------- -----------------
-------------------------------- --------------- ------------- -----------------
J. Lawrence Wilson               3,111,018,938   83,216,091        97.4
-------------------------------- --------------- ------------- -----------------
*Results are for all funds within the same trust.

o CHANGE THE FUND'S POLICY ON INVESTING IN OTHER MUTUAL FUNDS. This change enables the fund to invest its cash reserves in specially created money market and short-term bond funds. This new cash management program, which is similar to those of other large mutual fund complexes, should help the fund to achieve greater diversification and to earn modestly higher returns on its cash reserves. The fund will need Securities and Exchange Commission approval before implementing this new cash management program.

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       FOR             AGAINST        ABSTAIN         BROKER       PERCENTAGE
                                                     NON-VOTES         FOR
------------------- -------------- -------------- --------------- --------------
------------------- -------------- -------------- --------------- --------------
    575,888,731         27,208,098     14,325,166     13,877,672      91.2%
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